Exhibit 23.3

CONSENT OF QUALIFIED PERSON

In connection with the Company’s Registration Statement on Form S-3 dated July 24, 2025, including any amendments or supplements and/or exhibits thereto (the “Form S-3”), the undersigned consents to:

•	the reference to and incorporation by reference of the technical report summary titled “S-K 1300 Initial Assessment and Technical Report Summary for Richmond Hill Gold Project” dated July 7, 2025 (the “2025 Initial Assessment with Cash Flow”), in the Form S-3;

•	the use of and references to the undersigned’s name, including the undersigned’s status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission) in connection with the 2025 Initial Assessment with Cash Flow and the Form S-3; and

•	any extracts or summaries of the TRS included or incorporated by reference in the Form S-3, and the use of any information derived, summarized, quoted or referenced from the TRS, or portions thereof, that was prepared by the undersigned, that the undersigned supervised the preparation of and/or that was reviewed and approved by the undersigned, that is included or incorporated by reference in the Form S-3.

The undersigned is the qualified person responsible for authoring, and this consent pertains to, the following sections of the 2025 Initial Assessment with Cash Flow: Sections 1, 1.11, 2, 15, 15.1-15.3, 16, 21, 22, 22.1, 22.3, 22.4, 23, 23.1, 23.6, 24, and 25.

Dated July 24, 2025

For M3 Engineering and Technology Corp.

/s/ Matthew Sletten